Exhibit 99.14

Consent of Ernst & Young, Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Comparison of Service Providers” in The Prospectus/Proxy Statement for The Guardian Variable Contract Funds, Inc., GIAC Funds, Inc., The Guardian Bond Fund, Inc., The Guardian Cash Funds, Inc., and the RS Variable Products Trust, and “Representations and Warranties” in Section 4.1 (g) of the Agreement and Plan of Reorganization included as Appendix A in this Registration Statement on Form N-14 of the RS Variable Products Trust.

We also consent to the references to our firm under the caption “Financial Highlights” in each Prospectus of The Guardian Variable Contract Funds, Inc., GIAC Funds, Inc., The Guardian Bond Fund, Inc. and The Guardian Cash Fund, Inc. and “Independent Registered Public Accounting Firm” in each Statement of Additional Information for The Guardian Variable Contract Funds, Inc., GIAC Funds Inc., The Guardian Bond Fund, Inc. and The Guardian Cash Fund, Inc., dated May 1, 2006, and both of which are incorporated by reference in this Registration Statement on Form N-14 of the RS Variable Products Trust.

We also consent to the incorporation by reference of our reports, dated February 8, 2006, on the audited financial statements and notes thereto for the year ended December 31, 2005 of The Guardian Variable Contract Funds, Inc., GIAC Funds, Inc., The Guardian Bond Fund, Inc. and The Guardian Cash Fund, Inc., which are included in the December 31, 2005 Annual Reports to Shareholders, that are incorporated by reference in this Registered Statement on Form N-14 of the RS Variable Products Trust.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 28, 2006